Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, effective as of March 12, 2015 (the “Effective Date”),is between Computer Task Group, Incorporated, a New York corporation with its executive offices at 800 Delaware Avenue, Buffalo, New York 14209 (the “Corporation”), and Clifford Bleustein, an individual residing at New York, New York (the “Executive”).

RECITALS:

WHEREAS, the Executive is employed as the President and Chief Executive Officer of the Corporation; and

WHEREAS, it is in the best interests of the Corporation to reinforce and encourage the Executive’s continued disinterested full attention and undistracted dedication to the duties of the Executive currently and in the potentially disturbing circumstances of a possible change in control of the Corporation by providing some degree of personal financial security to the Executive; and

WHEREAS, it is in the best interests of the Corporation to enable the Executive, without being influenced by the uncertainties of the Executive’s own situation, to assess and advise the Corporation whether proposals concerning any potential change in control are in the best interests of the Corporation and its shareholders and to take other action regarding these proposals as the Corporation might determine to be appropriate; and

WHEREAS, to induce the Executive to remain in the employ of the Corporation, the Board of Directors has determined it is desirable to pay the Executive the compensation set forth below if the Executive’s employment with the Corporation terminates in one of the circumstances described below in connection with a change in control of the Corporation.

NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Executive agree as follows:

1. DEFINITIONS. The following definitions apply for purposes of this Agreement.

(a) “Board of Directors” or “Board” means the Board of Directors of the Corporation.

(b) “Cause” means any of following conditions exist:

(i) The Executive’s willful and continued failure to substantially perform his material duties under this Agreement (other than as a result of his Disability) if such failure is not substantially cured within 15 days after written notice is provided to the Executive.

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(ii) The Executive’s willful breach in a substantive and material manner of his fiduciary duty or duty of loyalty to the Corporation which is injurious to the financial condition in more than a de minimus manner or the business reputation of the Corporation.

(iii) The Executive’s indictment for a felony offense under the laws of the United States or any state thereof (other than for a violation of motor or vehicular laws).

(iv) Material breach by the Executive of any restrictive covenant contained in Sections 10 and 11 of the Executive’s Employment Agreement.

For purposes of this definition, an act or failure to act will be deemed “willful” only if it is effected by the Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the Corporation’s best interests.

(c) “Change in Control” means any one of the following occurrences:

(i) The dissolution or liquidation of the Corporation;

(ii) The merger or consolidation, or other reorganization or recapitalization, of the Corporation with or into one or more entities that are not Subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by, and in the same proportions as, the stockholders of the Corporation immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Corporation);

(iii) The sale of substantially all of the Corporation’s business and/or assets to a person or entity that is not a Subsidiary or other affiliate; or

(iv) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or of any of its Subsidiaries or any Person holding common shares of the Corporation for or pursuant to the terms of any such employee benefit plan, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 30% of the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or

(v) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Corporation” means Computer Task Group, Incorporated.

(f) “Disability” means the Executive’s failure, due to physical or mental incapacity, to have substantially performed his regular duties as Chief Executive Officer of the Corporation, as the case may be, for a period of 6 consecutive months. Any question as to whether a Disability exists shall be determined as provided in the Executive’s Employment Agreement.

(g) “Employment Agreement” means a certain employment agreement between the Corporation and the Executive which is effective as of March 12, 2015.

(h) “Good Reason” means the occurrence of one or more of the following events, provided that the Executive shall give the Corporation a written notice, within 90 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Corporation takes appropriate corrective action:

(i) A material diminution in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority as Chief Executive Officer of the Corporation.

(ii) A material reduction by the Corporation in the Executive’s annual base salary as in effect from time to time.

(iii) A relocation of the Executive’s primary place of work to a location more than 50 miles from the then current location of the Corporation’s headquarters (initially Buffalo, New York).

(iv) A material breach by the Corporation of any provision of this Agreement or of any other agreement requiring the payment of compensation to the Executive.

Removal from, or failure to re-elect, the Executive to the position of Chief Executive Officer.

Notwithstanding clauses (i) and (v) above, in the event the Corporation temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual, on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, but continues the payment of the Executive’s annual base salary then in effect, then the Executive’s employment shall not be deemed terminated by the Corporation and the Executive shall not be able to resign with Good Reason as a result thereof. If the Executive delivers written notice stating his claim for Good Reason on the basis of any of clauses (i) through (v) above, the Corporation shall have 30 days following the date of receipt of such written notice in which to take appropriate corrective action. If the Corporation does not correct the Good Reason condition stated in such written notice, the Executive’s Good Reason termination of employment will be deemed to have occurred on the day following the 30-day period.

(i) “Regulation” means Treasury Regulations promulgated under Code Section 409A as amended.

(j) “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

(k) “Successor” means, the person, firm, corporation or other entity that, as a result of a Change in Control, has succeeded, directly or indirectly, to all or substantially all the assets, rights, properties, liabilities and obligations of the Corporation.

(l) “Termination of Employment” means that (i) the Corporation has terminated Executive’s employment with the Corporation (including any subsidiary of the Corporation) other than for Cause (as defined in Section 1(b)), death or Disability (as defined in Section 1(f)), or (ii) Executive, by written notice to the Corporation, has terminated his employment with the Corporation (including any subsidiary of the Corporation) for Good Reason (as defined in Section 1(h)). A Termination of Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A. If the Executive provides services as an independent contractor, the Executive will not be considered to have a Termination of Employment until the Executive has ceased providing services both as an employee and as an independent contractor. The preceding sentence shall not apply with respect to nonqualified deferred compensation plan in which the Executive participates as an employee to the extent that the Executive’s sole activity as an independent contractor with respect to the Corporation is to serve on the Corporation’s Board of Directors.

2. RELEASE OF CLAIMS. In consideration for and as a condition precedent to receiving the benefits outlined in this Agreement, Executive agrees to execute a Release of

Claims in the form attached as Exhibit A (“Release of Claims”). Executive shall forfeit the severance benefits outlined in this Agreement in the event that Executive fails to execute and deliver the Release of Claims to the Corporation within 21 days (or, if required by applicable law, 45 days) from the last day of Executive’s active employment or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims. Payment of the benefits outlined in this Agreement is contingent upon the Executive’s execution of the Release of Claims without revocation within the time period described in the immediately preceding sentence.

3. BENEFITS UPON TERMINATION. The Corporation will provide the benefits listed below in subsections (a) through (h) in the event of a Termination of Employment (as defined in Section 1(l)), and provided such Termination of Employment occurs within 6 months before or 24 months after a Change in Control. Except as set forth in Section 3(a). All amounts payable under all subsections of this Section will be made by bank check or wire transfer on the date provided under subsection (g) below; provided that any amounts payable under all subsections of this Section shall not be payable until 30 days following the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims in accordance with the timing and other provisions of Section 2 of this Agreement. For purposes of this Section, references to payments by the Corporation include payments from any entity related to the Corporation, such as the Stock Employee Compensation Trusts. Also, references to payments by the Successor include payments from the Corporation’s Stock Employee Compensation Trusts if those trusts are permitted to make the payments.

(a) STOCK RIGHTS. As of later of the date of the Change in Control or the date of the Termination of Employment, the Executive will become fully vested in, and entitled to exercise immediately all stock-related awards he has been granted under any plans or agreements of the Corporation, including without limitation, awards under the 2010 Equity Award Plan, as amended, awards under the 1991 Restricted Stock Plan, as amended, other than any stock-related award that constitutes a “deferral of compensation” within the meaning of Code Section 409A and the Regulations. The Executive will be entitled to exercise all these awards that are stock options or stock appreciation rights for a period of not less than 12 months following the later of the date of the Change in Control or the date of the Termination of Employment provided that such exercise period shall not in any event extend beyond the last day of the original exercise period of the relevant stock-related award. Any stock-related award that constitutes a “deferral of compensation” within the meaning of Code Section 409A and the Regulations shall be treated solely as provided in the terms and conditions of the applicable award agreement. The acceleration of vesting and exercisability under this Section will apply notwithstanding any provision in the 2010 Equity Award Plan, as amended, the 1991 Restricted Stock Plan, as amended, or any other plan or agreement that would prevent the acceleration and vesting of the awards or cause them to be canceled, rescinded or otherwise impaired.

(b) DEFERRED COMPENSATION. All deferred or otherwise contingent compensation of the Executive will become (i) vested and (ii) immediately payable in cash provided, however, that any such compensation that constitutes deferred compensation within the meaning of Code Section 409A and the Regulations thereunder shall be payable only at the time and in the manner provided under the relevant deferred compensation plan.

(c) SALARY AND ANNUAL CASH INCENTIVE – FIRST PAYMENT. If the Executive has a Termination of Employment during the period beginning 6 months before and ending 24 months after the date of a Change in Control, the Executive shall receive an initial lump sum payment at the time and in the amount provided under Section 9(a)(i)(B) of the Employment Agreement except if such payment would result in a duplication of the benefits paid under the Employment Agreement.

(d) SALARY AND ANNUAL CASH INCENTIVE – SECOND PAYMENT. If the Executive becomes entitled to the First Payment under Section 3(c), the Executive shall receive a second lump sum payment equal to 1.99 times the amount provided under Section 9(a)(i)(B) of the Employment Agreement calculated as if the Termination of Employment occurred on the date immediately prior to the Change in Control; provided, however, that the amount of payment under this Section 3(d) shall be reduced by the amount payable under Section 3(c). The payments pursuant to Section 3(c) and this Section 3(d) are intended to constitute separate “payments” within the meaning of Regulation §1.409A-2(b)(2).

(e) FRINGE BENEFITS. The Executive will receive a lump sum payment equal to 25% of the sum of (i) one times his full rate of salary, as defined in (c), and (ii) highest annual bonus, as defined in (d). This payment represents the value to which the parties agree the Executive otherwise would be entitled with respect to fringe benefits (including without limitation profit sharing, 401(k), retirement, pension, health, medical, dental, disability, insurance, automobile, severance, vacation, leave, reimbursement, and similar benefits) for 36 months. Notwithstanding any payment under this Section 3(e), the Executive shall remain entitled to exercise his COBRA rights under any group health plan maintained by the Corporation or the Successor as applicable.

(f) INDEMNIFICATION. Following the date of the Executive’s Termination of Employment, the Corporation will continue any indemnification agreement with the Executive and, for a period of not less than 72 months after the date of the Executive’s Termination of Employment, will provide at its own expense directors’ and officers’ insurance providing coverage for the Executive on terms and conditions no less favorable than the coverage provided to then serving directors and executive officers of the Corporation.

(g) TIME OF PAYMENT. Payments under subsections (d) and (e) of this Section 3 shall be made on the day following the six month anniversary of the Executive’s Termination of Employment, provided that, if the Termination of Employment occurs on or before December 31, 2015 and the portion of the payment under Section 3(d) equal to 1.99 times the cash incentive compensation calculated pursuant to Section 9(a)(i)(B)(ii) of the Employment Agreement cannot be determined prior to the payment date, such portion will be determined with the prorated amount calculated at the “target” level of performance.

(h) ESTABLISHMENT OF RABBI TRUST. On or before the date of a Change in Control or, if later, on or before the date of the Executive’s Termination of Employment, the Corporation shall transfer cash and/or liquid assets having a value equal to the amounts that will become payable to the Executive under subsection (d) and (e) of this Section 3 to an irrevocable grantor trust established with a bank trustee that is reasonably acceptable to the Executive. The trust agreement shall be similar to the form of agreement provided in IRS Revenue Procedure 92-64 (concerning rabbi trusts) and shall provide that no amount held in the trust shall revert to the Corporation or its Successor or be used for any other purpose (other than the payment of the Corporation’s creditors in the event of its insolvency) until the amounts that will become payable to the Executive under subsections (d) and (e) of this Section 3 have been paid.

4. WITHHOLDING. The Corporation will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

5. OTHER TERMINATION. Upon termination of the Executive’s employment for Cause or because of death or Disability, or not within the time related to a Change in Control as described in Section 3, no benefits will be payable under this Agreement.

6. NON-EXCLUSIVITY OF RIGHTS. Except as otherwise specifically provided, nothing in this Agreement prevents or limits the Executive’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Corporation and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Corporation will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement. However, if the Executive receives the payments under Section 3, the Executive will not be entitled to any severance payments (which excludes for this purpose all types of equity-based compensation not cashed out under Section 3(b) otherwise payable under any other agreement, plan, or practice providing for severance compensation.

7. NO OBLIGATION TO SEEK OTHER EMPLOYMENT. The Executive will not be obligated to seek other employment or to take other action to mitigate any amount payable to him under this Agreement.

8. SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This

Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive’s death. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Corporation. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive’s estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Corporation. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor, and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, “Corporation” means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

9. BENEFIT CLAIMS. In the event the Executive, or his beneficiaries, as the case may be, and the Corporation disagree as to their respective rights and obligations under this Agreement, and the Executive or his beneficiaries are successful in establishing, privately or otherwise, that his or their position is substantially correct, or that the Corporation’s position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, the Corporation will promptly pay upon submission of a reasonably detailed invoices all costs and expenses, including counsel fees, that the Executive or his beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or his beneficiaries. The Corporation will not delay or reduce the amount of any payment provided for hereunder or setoff or counterclaim against any such amount for any reason whatsoever; it is the intention of the Corporation and the Executive that the amounts payable to the Executive or his beneficiaries hereunder will continue to be paid in all events in the manner and at the times herein provided. All payments made by the Corporation hereunder will be final and the Corporation will not seek to recover all or any part of any portion of any payments hereunder for any reason.

10. FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

11. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

12. NOTICE. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

If to the Corporation:

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

Attention: General Counsel

Telephone: 716-882-8000

Telecopier: 716-887-7370

If to the Executive, to the last address maintained by the Corporation for payroll purposes.

13. MISCELLANEOUS. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive, (b) is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement, (c) except for the Employment Agreement and as otherwise specifically provided in this Agreement, constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

14. TERM.

(a) Except as provided in (b), this Agreement will not be terminated earlier than 36 months after its Effective Date. At each anniversary of the Effective Date, the Agreement will be extended automatically for additional 12-month periods unless one party notifies the other prior to such anniversary date. The intention of the preceding sentence is that if a party does not give notice, at least 36 months remain in the Agreement on each anniversary date.

(b) This Agreement will terminate when the Corporation has made the last payment provided for under it, including without limitation, any payments payable at any time under Sections 8 and 9. However, the obligations under Section 3(f) will survive any termination and will remain in full force and effect for the period specified.

15. RULE GOVERNING PAYMENT DATES. In any case where this Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs.

16. PARACHUTE PAYMENTS. If the total payments and benefits to be paid to or for the benefit of the Executive under this Agreement (the “Payment”) would cause any portion of those payments and benefits to be “parachute payments” as defined in Code Section 280G(b)(2), or any successor provision, the total payments and benefits to be paid to or for the benefit of the Executive under this Agreement shall be reduced, if applicable, by the Corporation to the Adjusted Amount. The “ Adjusted Amount” shall be either (x) the Payment reduced to the largest portion of the Payment that would otherwise result in no portion of the Payment being subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) or (y) an amount equal to the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits is necessary so that the Payment equals the Adjusted Amount, reduction shall occur in the following order: first by reducing or eliminating the portion of the Payment that is payable in cash, second by reducing or eliminating the portion of the Payment that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A - 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. The independent public accounting firm serving as the Corporation’s auditing firm immediately prior to the effective date of the Change of Control (the “Accountants”) shall make in writing in good faith, subject to the terms and conditions of this Section 16, all calculations and determinations under this Section, including the assumptions to be used in arriving at such calculations and determinations, whether any payments are to be reduced, and the manner and amount of any reduction in the payments. For purposes of making the calculations and determinations under this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Executive shall furnish to the Accountants and the Corporation such information and documents as the Accountants or the Corporation may reasonably request to make the calculations and determinations under this Section. The Corporation shall bear all fees and costs the Accountants may reasonably charge or incur in connection with any calculations contemplated by this Section. The Accountants shall provide its determination, together with detailed supporting calculations regarding any relevant matter, both to the Corporation and to the Executive by no later than ninety (90) days following the Executive’s Termination of Employment.

17. SECTION 409A. To the extent that the Corporation determines that any compensation or benefit payable under this Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, and any Treasury Regulations and other interpretive guidance issued thereunder (collectively referred to in this Section as “Section 409A”), the Agreement is intended, with respect to such compensation or benefit, to comply with the applicable requirements of Section 409A or satisfy an applicable exception thereto, and this Agreement shall be construed and administered in accordance with such intent, provided that the Corporation shall not be required to assume any increased economic burden in connection therewith. Although the Corporation intends to administer this Agreement so that it will comply with the requirements of Section 409A, the Corporation does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local or foreign law. Neither the Corporation nor its directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation or benefits paid under this Agreement, and the Corporation shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A, or otherwise.

Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable hereunder that constitutes a deferral of compensation under Section 409A shall be subject to the following:

(a) The parties agree that if any compensation or benefit payable hereunder may be subject to the requirements of Section 409A, the Corporation may adopt such amendments to this Agreement or take any other actions which are intended, with respect to such compensation or benefit, to either (a) comply with the applicable requirements of Section 409A or (b) satisfy an applicable exception thereto.

(b) If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to the Executive on the earlier to occur of (1) the date that is six months and one day from the date of the Executive’s “separation from service” with the Corporation or (2) the Executive’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to the Executive, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. The determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Corporation in accordance with the terms of Section 409A.

(c) Each separately identified amount and each installment payment, to which the Executive is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Corporation’s health plans and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(e) The payment of any compensation or benefit that is subject to the requirements of Section 409A may not be accelerated except to the extent permitted by Section 409A.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the 12th day of March, 2015.

Computer Task Group, Incorporated

By	/s/ Daniel J Sullivan
Daniel J. Sullivan

Title:	Chairman of the Board of Directors

Executive

/s/ Clifford Bleustein
Clifford Bleustein

EXHIBIT A

RELEASE OF CLAIMS

1.	Parties.

The parties to Release of Claims (hereinafter “Release”) are Clifford Bleustein and Computer Task Group, Incorporated, a New York corporation, as hereinafter defined.

1.1	Executive and Releasing Parties.

For the purposes of this Release, “Executive” means Clifford Bleustein, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2	The Company and the Released Parties.

For the purposes of this Release, the “Company” means Computer Task Group, Incorporated, a New York corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.

Executive was employed by the Company. Executive’s employment is ending effective                      under the conditions described in Section 3 of the Executive Change of Control Agreement (“Agreement”) by and between Executive and the Company dated March 12, 2015.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment (in each case except as set forth below).

3.	Release.

In consideration for the payments and benefits set forth in Section 3 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Agreement (other than any claim Executive may have against the Company after the date hereof with respect to nonperformance of the payment obligations of the Company set forth in Section 3 of the Agreement) or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. The matters released include, but are not limited to, any claims under federal, state or local laws, including the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties with respect to the claims released hereby. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

Executive understands and agrees that this Release extinguishes all released claims, whether known or unknown, foreseen or unforeseen. Executive expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in the facts.

3.1	IMPORTANT INFORMATION REGARDING ADEA RELEASE.

Executive understands and agrees that:

(a)	this Release is worded in an understandable way;

(b)	claims under ADEA that may arise after the date of this Release are not waived;

(c)	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

(d)	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

(e)	Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: General Counsel within seven (7) days after Executive signs this Release; and

(f)	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2	Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), directors’ and officers’ insurance coverage or the 401(k) plan maintained by the Company.

3.3	No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.

The “Effective Date” of this Release shall be the eighth calendar day after it is signed by Executive.

5.	Confidentiality, Proprietary, Trade Secret And Related Information.

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any offer letter, employment agreement, confidentially agreement, or any other agreement between Executive and the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

6.	Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

7.	Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 5 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

8.	Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

9.	References.

The Company agrees to follow the applicable policy(ies) of the Company regarding release of employment reference information.

10.	Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

11.	Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflicts of laws provisions.

Dated:
Clifford Bleustein

STATE OF	)
	)	ss.
County of	)

Personally appeared the above named Clifford Bleustein and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:
NOTARY PUBLIC –
My commission expires:

COMPUTER TASK GROUP, INCORPORATED

Dated:

By:

Its:
On Behalf of Computer Task Group, Incorporated